Exhibit 77(e)(1)

SECOND AMENDMENT TO

AMENDED INVESTMENT MANAGEMENT AGREEMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

This Second Amendment, effective as of  April  4, 2008, amends the Amended Investment Management Agreement (the “Agreement”) dated the 1st day of March 2002, as amended, between ING Investments, LLC, an Arizona limited liability company (the “Manager”), and ING Strategic Allocation Portfolios, Inc., a Maryland corporation (the “Fund”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of April 4 2008.

NOW, THEREFORE, the parties agree as follows:

1.           Schedule A (the fee schedule) is hereby deleted and replaced with the Schedule A attached hereto.  “Direct Investments” shall mean assets which are not shares of open-end investment companies registered under the 1940 Act.  “Underlying Funds” shall mean open-end management investment companies registered under the 1940 Act.  “ADNA” shall mean the average daily net assets of the Fund.

2.           In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING INVESTMENTS, LLC

By:       ___________________________________
Todd Modic
Senior Vice President

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

By:       ___________________________________
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE A

TO INVESTMENT MANAGEMENT AGREEMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

April 4, 2008

ING VP Strategic Allocation Conservative Portfolio ING VP Strategic Allocation Growth Portfolio ING VP Strategic Allocation Moderate Portfolio	Direct Investments 0.60% of ADNA Underlying Funds 0.08% of ADNA